Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS NEF Holdings, LLC and Subsidiaries (A Limited Liability Company) Years ended December 31, 2023 and December 31, 2022 With Independent Auditors’ Report

NEF Holdings, LLC and Subsidiaries

Consolidated Financial Statements

Years ended December 31, 2023 and December 31, 2022

Independent Auditors’ Report

To the Board of Managers and Members of

NEF Holdings, LLC and Subsidiaries

Opinion

We have audited the consolidated financial statements of NEF Holdings, LLC and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of operations, comprehensive income/(loss), changes in member’s capital, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022 and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America (GAAP).

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with GAAP, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

Baker Tilly US, LLP, trading as Baker Tilly, is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Philadelphia, Pennsylvania

February 14, 2024

NEF Holdings, LLC and Subsidiaries

Consolidated Balance Sheets

At December 31, 2023 and December 31, 2022

(In Thousands)

	2023	2022
Assets
Cash	$13,789	$12,639
Restricted cash	71	71
Financing receivables:
Financing receivables, gross	207,091	195,726
Allowance for credit losses on financing receivables	(3,417)	(4,896)

Financing receivables, net	203,674	190,830
Equipment off lease, net of impairment	1,665	—
Fixed assets, net	278	325
Goodwill	29,832	29,832
Other assets	5,388	8,116

Total assets	$254,697	$241,813

Liabilities and Members’ Capital
Liabilities:
Senior secured credit facility, net	$138,071	$115,371
Loans from affiliate	14,734	16,342
Accounts payable and accrued expenses	1,998	2,705
Good faith deposits	518	606
Other liabilities	3,554	3,761

Total liabilities	158,875	138,785

Members’ capital:
Members’ capital	95,822	103,028

Total members’ capital	95,822	103,028

Total liabilities & members’ capital	$254,697	$241,813

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statements of Operations

For the Years ended December 31, 2023 and December 31, 2022

(In Thousands)

	2023	2022
Net operating income:
Interest income	$16,334	$14,944
Interest expense	10,732	6,938

Net interest income	5,602	8,006
Other income	3,284	5,436

Net operating income	8,886	13,442
Provision for credit losses and impairments of equipment off lease	2,861	4,137

Net operating income after provisions and impairments	6,025	9,305
Expenses:
Compensation and benefits	8,748	8,437
General and administrative expenses	3,036	3,311
Lease and loan restructuring costs	551	338
Depreciation and amortization	75	86

Total expenses	12,410	12,172

Net income/(loss)	$(6,385)	$(2,867)

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statements of Comprehensive Income/(Loss)

For the Years ended December 31, 2023 and December 31, 2022

(In Thousands)

	2023	2022
Net income/(loss)	$(6,385)	$(2,867)
Other comprehensive income/(loss):
Derivative instruments designated and qualifying as cash flow hedges:
Unrealized holding gain/(loss) arising during the year	(754)	1,194
Reclassification adjustment for losses/(gains) included in net income/(loss)	67	(98)

Total other comprehensive income/(loss)	(687)	1,096

Total comprehensive income/(loss)	$(7,072)	$(1,771)

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statements of Changes in Members’ Capital

For the Years ended December 31, 2023 and December 31, 2022

(In Thousands)

Members’ capital at December 31, 2021	$105,089
Capital distributions	(290)
Other comprehensive income/(loss)	1,096
Net income/(loss)	(2,867)

Members’ capital at December 31, 2022	$103,028
Capital distributions	(134)
Other comprehensive income/(loss)	(687)
Net income/(loss)	(6,385)

Members’ capital at December 31, 2023	$95,822

See accompanying notes to the consolidated financial statements.

NEF Holdings, LLC and Subsidiaries

Consolidated Statements of Cash Flows

For the Years ended December 31, 2023 and December 31, 2022

(In Thousands)

	2023	2022
Cash flows from operating activities
Net income/(loss)	$(6,385)	$(2,867)
Adjustments to reconcile net income/(loss) to net cash provided by/(used in) operating activities:
Provision for credit losses and impairments of equipment off lease	2,861	4,137
Depreciation	75	86
Amortization of deferred financing costs	549	482
Amortization of upfront fees received and initial direct costs paid	311	370
Change in interest rate derivative value	725	(462)
Changes in operating assets and liabilities:
(Increase)/Decrease in other assets	(117)	1,126
(Increase)/Decrease in interest receivable	80	(23)
Increase/(Decrease) in interest payable	277	403
Increase/(Decrease) in accounts payable and accrued expenses	(707)	(973)
Increase/(Decrease) in good faith deposits	(88)	(392)
Increase/(Decrease) in other liabilities	102	(1,740)

Net cash provided by/(used in) operating activities	(2,317)	147

Cash flows from investing activities
Investments in secured loans and direct finance leases	(95,623)	(66,760)
Collections of principal on secured loans and direct finance leases	78,350	85,096
Initial direct costs paid	(528)	(326)
Proceeds from sales of equipment on lease	—	1,200
Proceeds from sales of equipment off lease	1,163	1,824
Cash from sale of NEF Auto Transport assets	—	150
Cash flows from (purchases)/sales of fixed assets	(28)	(33)

Net cash provided by/(used in) investing activities	(16,666)	21,151

Cash flows from financing activities
Borrowings on credit facility and loans from affiliate	121,754	87,542
Repayments on credit facility and loans from affiliate	(101,160)	(104,900)
Payment of credit facility closing fees	(327)	—
Capital distributions	(134)	(290)

Net cash provided by/(used in) financing activities	20,133	(17,648)

Net increase/(decrease) in cash and restricted cash	1,150	3,650
Cash and restricted cash at the beginning of period	12,710	9,060

Cash and restricted cash at the end of period	$13,860	$12,710

Supplemental disclosures of cash flow information
Interest paid	$9,180	$5,967

See accompanying notes to the consolidated financial statements

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements

For the Years ended December 31, 2023 and December 31, 2022

(In Thousands)

1. Organization and Business

NEF Holdings, Inc. was organized on June 7, 2013 as a Delaware corporation and commenced its operations in June 2013. Effective January 1, 2014, NEF Holdings, Inc. converted from a corporation to a limited liability company (“LLC”), NEF Holdings, LLC (“NEF Holdings”), pursuant to Section 18-214 of the Limited Liability Act in the State of Delaware. Subsequent to the close of business on July 31, 2017, NEF Holdings was acquired by SLR Investment Corp., formerly Solar Capital Ltd. (“SLR”).

As of December 31, 2023 and December 31, 2022, NEF Holdings had five wholly-owned subsidiaries: Nations Fund I, LLC (“Fund I”), Nations Equipment Finance, LLC (“NEF”), Equipment Operating Leases, LLC (“EOL”), NEF Auto Transport, LLC (“NEF Auto Transport”) and Loyer Capital LLC (“Loyer Capital”) (collectively, the “Company”). The Company is headquartered in Wilton, Connecticut.

Nations Fund I, Inc. was organized on September 17, 2010 as a Delaware corporation. Effective January 1, 2014, Nations Fund I, Inc. converted from a corporation to a LLC, Nations Fund I, LLC, pursuant to Section 18-214 of the Limited Liability Act in the State of Delaware. Fund I is a commercial equipment finance company that provides term loans and leases primarily to middle market and privately held companies. Fund I focuses on direct origination of loans and equipment leases secured by equipment collateral, such as trailers, trucks, transportation and construction equipment.

NEF was organized as a LLC under the laws of the State of Delaware and commenced operations on August 24, 2010. NEF, doing business as SLR Equipment Finance, serves as the investment manager for the Company. Services provided by NEF include, among other things, identifying, structuring and negotiating transactions, monitoring, advising and managing investments, exercising control rights, options or warrants, liquidating investments, cash management, accounting, tax, compliance and legal services.

NEF Investments, LLC, a wholly owned subsidiary of NEF Holdings, was organized as a Delaware LLC on January 22, 2018. On April 18, 2018, NEF Investments’ LLC agreement was amended which changed the company’s name to Equipment Operating Leases, LLC. EOL is a commercial equipment finance company that provides term loans and leases primarily to middle market and privately held companies.

NEF Auto Transport was organized as a LLC under the laws of the State of Delaware and commenced operations in December 2018 through the acquisition of a former customer. NEF Auto Transport was an auto transport carrier providing direct auto-hauling services. As discussed in note 3, in February 2022 the Company sold substantially all of the assets of NEF Auto Transport and ceased operations.

Loyer Capital was organized as a LLC under the laws of the State of Delaware and commenced operations in May 2019. Loyer Capital is a commercial equipment finance company that provides term loans and leases primarily to middle market and privately held companies.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). These consolidated financial statements include the accounts of NEF Holdings and its wholly owned subsidiaries, Fund I, NEF, EOL, Loyer Capital and NEF Auto Transport. All significant intercompany balances and transactions are eliminated in consolidation. Certain amounts in the prior period financial statements have been reclassified to conform to the current year’s presentation.

Use of Estimates

The presentation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that impact the amounts reported in the consolidated financial statements and accompanying notes. Such estimates and assumptions are subject to change in the future as additional information becomes available or as circumstances are modified. Actual results could differ materially from these estimates. Management’s estimates and assumptions are used in estimating an allowance for credit losses on financing receivables, impairments of equipment off lease, useful lives of leasing equipment and fixed assets, fair values of unguaranteed residual values, intangible assets and fair values of assets acquired and liabilities assumed.

Cash

At December 31, 2023 and December 31, 2022, the Company’s cash balance totaled $13,860, and $12,710, respectively. Included in the Company’s cash balance as of December 31, 2023 and December 31, 2022 is restricted cash of $71, which is maintained in connection with the lease of the Company’s office space.

Financing Receivables

Included in financing receivables in the consolidated balance sheets are the Company’s net investments in direct financing leases and secured loans.

Net investment in direct finance leases is reported net of unearned income, deferred non-refundable fees and initial direct costs associated with their origination, and inclusive of guaranteed and unguaranteed residual values. Direct finance leases are usually long-term in nature, typically ranging for a period of three to seven years and include either a nominal or fair market value purchase option at the end of the lease term. Non-refundable fees received and initial direct costs incurred associated with the origination of direct finance leases are deferred and are recognized as an adjustment to interest income over the contractual life of the direct finance leases using the interest method.

Secured loans are reported at the principal amount outstanding, net of non-refundable fees, initial direct costs and accrued interest. These fees and initial direct costs are deferred and recognized as an adjustment to interest income over the contractual life of the loans using the interest method.

Income Recognition

The Company recognizes revenue in accordance with the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Codification (“ASC”) 606, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers. The core principle of the revenue model is for an entity to recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods and services. While this guidance replaced most existing revenue recognition guidance in U.S. GAAP, ASC 606 is not applicable to financial instruments and, therefore, does not impact most of the Company’s revenues.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Income Recognition (continued)

For direct finance leases, the difference between the cost of the equipment and the total finance lease receivable plus, where applicable, the unguaranteed or guaranteed residual value is recorded as unearned income. Unearned income is amortized as earned income over the term of the transaction using the interest method. For the years ended December 31, 2023 and December 31, 2022, interest income from direct financing leases totaled $11,543 and $9,504, respectively, which is included in interest income in the consolidated statements of operations. For secured loans, interest income is recorded on the accrual basis in accordance with the terms of the respective loan. For the years ended December 31, 2023 and December 31, 2022, interest income from secured loans totaled $4,791 and $5,440, respectively, which is included in interest income in the consolidated statements of operations.

The Company’s revenue recognition pattern for revenue streams within the scope of ASC 606 include fees for providing administrative and collateral monitoring services, which are earned ratably over the period in which the services are provided, and revenues associated with its auto-hauling operations (see note 3). Such revenues are recognized when evidence of an arrangement exists, the performance obligations are satisfied, collections are probable and the price is fixed or determinable. With respect to the Company’s auto-hauling operations, the sole performance obligation is deemed to be satisfied at a single point in time, that is, when the customer takes physical possession of the automobile.

Other Income

Amounts in other income in the consolidated statements of operations primarily include gains on sales of equipment, fees charged for early terminations of financing arrangements, other miscellaneous fees earned in connection with the administration of such financing arrangements and net impacts of foreign currency translation. Also included in other income in the consolidated statements of operations for the year ended December 31, 2022 are the revenues and cost of sales associated with the Company’s auto-hauling business, which was sold in February 2022 (see note 3).

Fixed Assets

Fixed assets consist of furniture and fixtures, software, computers, leasehold improvements, automobiles, telephone and office equipment and auto hauling trucks, and are stated at cost less accumulated depreciation and amortization. Expenditures for repairs and maintenance that do not extend the useful life of the asset are expensed as incurred and are included in general and administrative expenses in the Company’s consolidated statements of operations.

Depreciation and amortization of fixed assets are calculated using the straight-line method over their respective useful lives, and recorded in depreciation and amortization in the consolidated statements of operations.

Useful Life (Years)
Furniture and fixtures	7
Telephone	7
Office equipment	5
Automobile	5
Auto hauling trucks	5
Computers	3
Software	Lesser of 5 years or license period
Leasehold improvements	Lesser of the useful life of the asset or lease term

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Good Faith Deposits

Good faith deposits represent cash received from the Company’s customers, when the proposal for a potential transaction is signed. These deposits are used to pay expenses such as third-party appraisals, document fees and travel and related costs incurred by the Company in connection with the origination of the transaction. If the deposit exceeds the expenses incurred by the Company, the excess amount may be refundable to the customer. If the expenses incurred exceed the deposits received, the Company’s customers are liable for the overage. Such overages are included in other assets on the consolidated balance sheets. In the event the Company approves a transaction with a customer and the customer elects not to pursue the transaction, the Company recognizes any remaining good faith deposit into income, as allowed by the agreed upon terms of the signed proposal. Such amounts are included in other income in the consolidated statements of operations.

In certain instances, the Company incurs costs to restructure financing receivables, which are in excess of the customer’s good faith deposit, such as legal fees and other expenses associated with the repossession and liquidation of equipment. If these costs are deemed not collectable from the Company’s customers, then such costs are expensed and recorded as lease and loan restructuring costs on the consolidated statements of operations.

Allowance for Credit Losses on Financing Receivables

In June 2016, the FASB issued ASU 2016-13 – Financial Instruments – Credit Losses. This ASU requires companies to broaden the information considered in developing its expected credit loss estimates on financing receivables measured either individually or collectively. In November 2019, the FASB issued ASU 2019-10, Financial Instruments – Credit Losses, which delayed the effective date of ASU 2016-13 and made the adoption effective for the Company for the fiscal year beginning after December 15, 2022. The Company adopted this guidance on January 1, 2023 using the modified retrospective approach, which did not have a material impact on its consolidated balance sheets and consolidated statements of operations, however expanded the disclosure requirements surrounding this topic.

The Company maintains an allowance for credit losses on financing receivables at a level sufficient to absorb credit losses expected to arise over the life of the financing receivables, as of the date of the consolidated financial statements. The Company’s financing receivables are all secured by the underlying collateral. Additionally, the Company looks to three forms of repayment in analyzing the risk of loss associated with underwriting an individual transaction, namely, cash flows of the obligor’s existing operations, the value of the underlying collateral securing the financing receivable and where applicable, the potential for repayment from a personal or corporate guarantor.

In determining its allowance for credit losses on financing receivables, the Company considers numerous factors including forward looking industry benchmarks and equipment trends, type of financing receivable, credit quality of its customer, historical loss rates, collateral coverage, and remaining term to maturity of the financing arrangement, which are reviewed and updated, as appropriate, on an ongoing basis. The Company’s application of its credit loss policy is applied on an individual transaction basis.

Individually identified non-performing secured loans and direct finance leases are measured based on the specific circumstances of the transaction and a specific allowance for credit loss is established, if necessary. Amounts determined to be uncollectible are charged directly to provision for credit losses in the consolidated statements of operations.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Allowance for Credit Losses on Financing Receivables (continued)

The Company classifies a financing receivable as delinquent when it is overdue by more than 60 days. As of December 31, 2023, financing receivables with an outstanding balance of $0, $21, and $0 were between 61-90 days past due, 91-120 days past due and greater than 120 days past due, respectively. As of December 31, 2022, financing receivables with an outstanding balance of $0, $0, and $22,995 were between 61-90 days past due, 91-120 days past due and greater than 120 days past due, respectively.

Non-Accrual Financing Receivables

Income recognition is generally suspended for financing receivables after 90 days of non-payment, or if full recovery becomes doubtful based on the assessment by the Company. Income recognition is resumed when financing receivables are less than 90 days past due. At December 31, 2023 and December 31, 2022, financing receivables with an outstanding balance of $17,943 and $22,995, respectively, were on non-accrual of income.

Equipment on Lease

Leasing equipment is comprised of equipment under operating leases. Leasing equipment is recorded at cost and depreciated on a straight-line basis over the estimated useful life of the equipment. Income is recorded on a straight-line basis over the term of the lease which is included in interest income in the consolidated statements of operations.

The estimated useful lives and residual values of the Company’s leasing equipment are based on independent third-party appraisals and management’s judgment. The Company reviews its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation policies, useful lives of its equipment or the assigned residual values is warranted. At December 31, 2023, and December 31, 2022 the Company had no leasing equipment under operating leases.

Leasing equipment is tested for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recovered. Key indicators of impairment on leasing equipment include, among other factors, a sustained decrease in operating profitability, a sustained decrease in utilization, or indications of technological obsolescence.

Equipment off Lease

Equipment off lease arises when the Company repossesses collateral that secured a financing receivable in a customer default scenario. Such equipment is intended to be sold and is classified as assets held for sale, in accordance with the provisions of ASC 360, Property, Plant & Equipment. At the time of repossession, the financing receivable is transferred to equipment off lease at the lower of cost or fair value. At December 31, 2023 and December 31, 2022, equipment off lease totaled $1,665 and $0, respectively, in the consolidated balance sheets.

A review for impairment of equipment off lease is performed at least annually or when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. During the years ended December 31, 2023 and December 31, 2022, the Company recorded impairment charges of $2,683 and $2,571, respectively, which are included in provision for credit losses and impairments of equipment off lease on the consolidated statements of operations.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments

The Company manages exposure to interest rates through the use of interest rate caps traded in the over-the-counter markets with other financial institutions. The Company does not enter into derivative financial instruments for speculative purposes. Derivative instruments are recognized at fair value and included in other assets in the consolidated balance sheets.

Interest rate caps are used to manage the Company’s interest rate exposure on its senior secured credit facility. At December 31, 2023 and December 31, 2022, such derivatives had notional amounts of $15,000 and $45,000, respectively, and fair values of $452 and $1,865, respectively, which are included in other assets in the consolidated balance sheets. For the years ended December 31, 2023 and December 31, 2022, changes in fair value of interest rate caps totaled ($1,413) and $1,558, respectively.

The Company designated certain of these interest rate caps as highly effective hedges. On the date the derivative contract is entered into, the Company formally documents the relationships between the hedging instrument and the hedged item, as well as its risk management objective and strategy for undertaking various hedge transactions. Hedge effectiveness is measured at the hedge’s inception and, on an on-going basis, to determine whether the derivatives are highly effective in offsetting the changes in cash flows of the hedged item.

At December 31, 2023, as mentioned above, the Company held one interest rate cap that was deemed highly effective that had a notional value of $15,000 and a fair value of $452. At December 31, 2022, the Company held two interest rate caps that were deemed highly effective that had a notional value of $30,000 and a fair value of $1,206. Changes in fair values of interest rate caps, which were deemed highly effective during the years ended December 31, 2023 and December 31, 2022, totaled ($754) and $1,194, respectively and are included in other comprehensive income, offset by reclassification gains/(losses) into earnings of ($67) and $98, respectively. Reclassifications into earnings are included in interest expense in the consolidated statements of operations. At December 31, 2023, the Company did not hold any interest rate caps that were not deemed highly effective. At December 31, 2022, the Company also held an interest rate cap that was not deemed highly effective that had a notional value of $15,000 and a fair value of $659. Changes in fair values of interest rate caps, which were not deemed highly effective, totaled $659 and $462 for the years ended December 31, 2023 and December 31, 2022, respectively, and are included in interest expense in the consolidated statements of operations.

Debt

Senior secured credit facility represents the Company’s principal balance under its long-term revolver, which is carried at amortized cost, along with the related accrued interest payable, net of unamortized deferred financing costs.

Loans from affiliate represent the Company’s unpaid principal balance on term loans, along with the related accrued interest payable to SLR, a related party, as described in note 1. Maturity dates range from January 27, 2024 through April 27, 2025 and carry interest rates ranging from 8.37% to 11.52%. Future scheduled principal payments on loans from affiliate are $11,846 in 2024, and $2,884 in 2025.

Deferred Financing Costs

Deferred financing costs represent fees and other incremental costs incurred in connection with the financing of the Company’s senior secured credit facility. Such costs are amortized using the straight-line method into earnings over the contractual term of the facility. The unamortized balance of such costs are included as a reduction to the senior secured credit facility balance.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Contingencies and Commitments

The Company may be subject to various legal proceedings, claims, and litigation, either asserted or unasserted that arise in the ordinary course of business. The Company records accruals for contingent losses when such losses are probable and reasonably estimable. In the event that estimates or assumptions prove to differ from actual results, adjustments are made in subsequent periods to reflect more current information. Legal fees are expensed as incurred.

Financial Asset Transfers

The Company accounts for transfers of financial assets under FASB ASC 860, Transfers and Servicing, utilizing a control oriented, financial components approach to financial asset transfer transactions whereby the Company: (1) recognizes the financial and servicing assets it controls and the liabilities it has incurred; (2) derecognizes financial assets when control has been surrendered; and (3) derecognizes liabilities once they are extinguished. Control is considered to have been surrendered only if: (i) the transferred assets have been isolated from the Company and its creditors, even in the event of bankruptcy or other receivership; (ii) the purchaser has the right to pledge or exchange the transferred assets, or, is a qualifying special purpose entity (as defined) and the holders of beneficial interests in that entity have the right to pledge or exchange those interests; and (iii) the Company does not maintain effective control over the transferred assets through an agreement which both entitles and obligates it to repurchase or redeem those assets prior to maturity, or through an agreement which both entitles or obligates it to repurchase or redeem those assets if they were not readily obtainable elsewhere. If any of these conditions are not met, the Company accounts for the transfer as a secured borrowing.

Foreign Currencies

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the date of the consolidated balance sheets. Income and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process, which totaled $4 and ($19) for the years ended December 31, 2023 and December 31, 2022, respectively, are recorded in other income in the consolidated statements of operations. At December 31, 2023 and December 31, 2022, the Company had cash, financing receivables and debt denominated in the Canadian dollar.

Income Taxes

The Company is a LLC and has elected to be taxed as a partnership. Accordingly, the Company is not subject to federal or state income taxes. Taxable income, losses and deductions flow through to the Company’s members.

Fair Value Measurement

Fair value is defined as the amount for which an asset could be exchanged, or a liability settled, between knowledgeable, willing parties in an arm’s length transaction at the measurement date. In determining fair value of financial instruments and intangibles, the Company uses various valuation approaches, which utilize certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk to the valuation technique. The inputs can be readily observable, market corroborated or generally unobservable internal inputs. The Company utilizes valuation techniques that rely on both observable and unobservable inputs.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

2. Summary of Significant Accounting Policies (continued)

Leases

The Company accounts for leases in accordance with ASC 842, Leases. Included in other assets and other liabilities on the consolidated balance sheets as of December 31, 2023 and December 31, 2022, are right of use assets and corresponding lease obligations, associated with the Company’s office spaces, of $2,958 and $3,267, respectively. The Company paid $385 and $456 for the years ended December 31, 2023 and December 31, 2022, respectively, for such leases. The Company’s aggregate scheduled remaining contractual payments under these leases are $393, $401, $409, $417, $425 and $1,212 for 2024, 2025, 2026, 2027, 2028 and thereafter, respectively.

Goodwill and Intangible Asset

Goodwill represents the excess of consideration paid for the Company over the fair value of the related assets acquired and liabilities assumed from the acquisition of the Company on July 31, 2017, as discussed in note 1. As discussed in note 3, in connection with the acquisition of the assets of one of its former customers, the Company acquired an intangible asset related to customer relationships with a five year useful life. For the years ended December 31, 2023 and December 31, 2022, the Company recorded no amortization expense. In February 2022, the Company sold substantially all of the assets of NEF Auto Transport, including the intangible asset related to customer relationships of $767 (see note 3).

The Company assesses goodwill for impairment, annually or more frequently if events or changes in circumstances occur, by comparing the carrying value to its fair value. If the fair value is less than the carrying value, an impairment charge is recorded in that period. Goodwill recognized in business combinations is assigned to the reporting units that are expected to benefit from the combination as of the acquisition date. Goodwill is not amortized; rather goodwill is tested annually for impairment or more frequently upon the occurrence of certain events or substantive changes in circumstances. The Company has the option to perform a qualitative assessment to determine if an impairment is more likely than not to have occurred. If the conclusion is supported that it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company would not need to perform a quantitative impairment test. If the conclusion cannot be supported, or if the Company does not elect to do the qualitative assessment, then the Company will perform a quantitative assessment. If a quantitative goodwill impairment test is performed, the Company utilizes a combination of market and income valuation approaches. If the fair value of a reporting unit is less than its carrying value, an impairment loss is recorded to the extent that the fair value of the reporting unit is less than its carrying value. No impairment of goodwill resulted from the annual impairment assessment in 2023 or 2022.

3. Business Combinations

On December 11, 2018, the Company, through its wholly owned subsidiary NEF Auto Transport, acquired the assets of a privately held auto transport hauler. The entity, which was one of the Company’s former customers, was acquired out of bankruptcy in satisfaction of all of the amounts due to the Company. Total consideration of $7,082 (of which $250 was in the form of cash) was allocated to the fair value of the identifiable assets acquired and liabilities assumed. In connection with the acquisition, the Company recorded an intangible asset of $3,950, which was included in other assets in the consolidated balance sheets, net of accumulated amortization.

On January 17, 2019, the Company, through its wholly owned subsidiary NEF Auto Transport, acquired a privately owned auto transport carrier based in Enumclaw, Washington. Total consideration of $975 was allocated to the fair value of the identifiable assets acquired and liabilities assumed, which included cash of $33, receivables of $197, fixed assets of $788, other assets of $37, and payables of $80.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

3. Business Combinations (continued)

During 2019, the Company integrated the operations of both auto transport carriers to form one business and reporting unit. For the year ended December 31, 2022 such operations generated net losses of $17, which included revenues of $517 and direct costs of $534.

In February 2022, the Company sold substantially all of the assets of NEF Auto Transport for gross proceeds of $2,850, which included $150 of cash at closing and the remainder in the form of a note from the buyer which is included in financing receivables in the consolidated balance sheets. The assets sold included auto hauling trucks and ancillary equipment of $1,683 and an intangible asset related to customer relationships of $767. Subsequent to the sale, the Company ceased all operations of NEF Auto Transport.

4. Financing Receivables

Net investment in direct finance leases consists of the following at December 31, 2023 and December 31, 2022:

	2023	2022
Gross finance lease receivables	$137,344	$106,866
Guaranteed residuals	11,386	15,108
Unguaranteed residuals	10,340	12,088
Unearned income	(27,208)	(22,537)
Deferred non-refundable fees collected	(167)	(281)
Deferred initial direct costs paid	682	480

	132,377	111,724
Allowance for credit losses on direct finance leases	(2,246)	(3,460)

Total net investment in direct finance leases	$130,131	$108,264

Secured loans, net, consist of the following at December 31, 2023 and December 31, 2022:

	2023	2022
Secured loans, principal	$74,240	$83,318
Accrued interest receivable	257	336

Total secured loans, gross	74,497	83,654
Deferred non-refundable fees collected	(3)	(54)
Deferred initial direct costs paid	220	402

	74,714	84,002
Allowance for credit losses on secured loans	(1,171)	(1,436)

Total secured loans, net	$73,543	$82,566

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

4. Financing Receivables (continued)

Aggregate scheduled payments, contractual maturities including guaranteed residuals and unguaranteed residuals by year on the fixed and floating rate secured loans and direct finance leases at December 31, 2023, are as follows:

	2024	2025	2026	2027	2028	Thereafter	Total
Secured loans:
Fixed Rate	$35,217	$11,015	$13,393	$8,168	$2,654	$401	$70,848
Floating Rate	3,392	—	—	—	—	—	3,392
Direct Finance Leases	39,422	43,150	35,191	17,583	13,581	10,143	159,070

Total	$78,031	$54,165	$48,584	$25,751	$16,235	$10,544	$233,310

5. Allowance for Credit Losses on Financing Receivables

Allowance for credit losses on financing receivables was as follows for the years ended:

	2023
	Direct Finance Leases	Secured Loans	Total
Balance at beginning of year	$3,460	$1,436	$4,896
General provision for credit losses	445	(267)	178
Specific provision for credit losses	—	—	—
Charge offs	(1,659)	—	(1,659)
Foreign currency translation adjustments	—	2	2

Balance at end of year	$2,246	$1,171	$3,417

	2022
	Direct Finance Leases	Secured Loans	Total
Balance at beginning of year	$1,983	$1,356	$3,339
General provision for credit losses	(182)	89	(93)
Specific provision for credit losses	1,659	—	1,659
Charge offs	—	—	—
Foreign currency translation adjustments	—	(9)	(9)

Balance at end of year	$3,460	$1,436	$4,896

As of December 31, 2023 and December 31, 2022, the Company maintained a general allowance for credit losses of $3,417 and $3,237, respectively. As of December 31, 2023 and December 31, 2022, the Company maintained an allowance for credit losses on specifically identified accounts of $0 and $1,659 on financing receivables of $0 and $4,318, respectively. The Company has no material off balance sheet credit exposures at December 31, 2023 and December 31, 2022 which would require additional allowances for credit losses.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

6. Fixed Assets, net

At December 31, 2023 and December 31, 2022, fixed assets, net consists of the following:

	2023	2022
Leasehold improvements	$153	$153
Furniture and fixtures	141	141
Computers	47	35
Software	46	30
Office equipment	45	45
Automobile	—	59

Fixed assets, gross	432	463
Accumulated depreciation	(154)	(138)

Fixed assets, net	$278	$325

Depreciation and amortization expense related to fixed assets totaled $75 and $86 for the years ended December 31, 2023 and December 31, 2022, respectively. For the years ending 2024, 2025, 2026 and thereafter, the Company will recognize annual amortization expense related to software of $11, $5, $4, and $4, respectively.

7. Senior Secured Credit Facility

Senior secured credit facility consists of the following at December 31, 2023 and December 31, 2022:

	2023	2022
Senior secured credit facility, principal	$137,178	$114,977
Accrued interest payable	950	674
Unamortized deferred financing costs	(57)	(280)

Total senior secured credit facility	$138,071	$115,371

At December 31, 2023 and December 31, 2022, Fund I maintained a revolving credit facility (the “Facility”) which consists of two separate revolvers, one for U.S. dollars and one for Canadian dollars. At December 31, 2022, the total availability on the U.S. dollar revolver was $180,000 and the total availability on the Canadian dollar revolver was the lesser of CAD 45,000 and the U.S. dollar equivalent of $33,957. Interest was based on London Interbank Offering Rate (“LIBOR”), plus an applicable margin. The applicable margin ranged from 2.25% to 2.50%, based on Fund I’s leverage ratio. The leverage ratio represents the ratio of the outstanding balance of the Facility to Fund I’s total member’s capital, as described in the Facility agreement. The Facility had a contractual maturity date of July 31, 2023, with the principal payable in full at maturity, but was extended to January 31, 2024. At December 31, 2023, the total availability on the U.S. dollar revolver was $147,620 and the total availability on Canadian dollar revolver was the lesser of CAD 6,000 and the U.S. dollar equivalent of $4,528. In connection with the extension of the Facility, interest was adjusted to one month term Secured Overnight Financing Rate (“SOFR”) plus an applicable margin ranging from 2.65% to 2.90%, based on Fund I’s leverage ratio. All assets of Fund I are pledged as collateral under the Facility. Fund I is also required to pay a 0.375% per annum unused line fee. The Facility requires Fund I and the Company to maintain certain periodic financial covenants surrounding capitalization, cash flow and default, delinquency and charge-off ratios. The Company provides a limited guaranty to the Facility for all interest, fees and expenses that cannot otherwise be charged to Fund I. The Company refinanced the Facility subsequent to December 31, 2023 (see note 13).

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

8. Employee Compensation and Benefit Plans

As of December 31, 2023, the Company employed personnel at its headquarters in Wilton, Connecticut and regional offices throughout the United States. Employee compensation and benefits are comprised of base salaries, discretionary bonuses, health care benefits, employer 401(k) contributions and payroll taxes. As a part of their employment agreements, certain members of senior management are eligible for an annual bonus amount, which is calculated as a percentage of their annual salaries, based on certain financial performance metrics, as described in their employment agreements.

Effective August 1, 2017, the Company formed a Long-Term Incentive Plan (“LTIP”) that provides for an annual bonus pool to certain members of senior management based on the Company achieving certain performance criteria.

The Company sponsors a 401(k) plan, where the Company contributes a defined percentage of employees’ annual earnings up to the maximum annual contribution amount as determined by the Internal Revenue Service.

9. Fair Value of Financial Instruments

FASB ASC 820, Fair Value Measurements (“ASC 820”), establishes a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect management’s market assumptions.

These two types of inputs create the following fair value hierarchy:

Level 1 – Quoted prices for identical instruments in active markets.

Level 2 – Observable inputs other than quoted prices in active markets for identical assets and liabilities, such as interest rates and foreign exchange rates that are observable at commonly quoted intervals. Financial assets utilizing Level 2 inputs include interest rate caps.

Level 3 – Unobservable inputs.

As of December 31, 2023 and December 31, 2022, the Company measured its interest rate caps at fair value on a recurring basis. Total fair value of such derivative instruments as of December 31, 2023 and December 31, 2022 was $452 and $1,865, respectively, which was classified as Level 2 in the fair value hierarchy by the Company. The fair value of interest rate caps are measured using discounted cash flow calculations based on observable inputs from the relevant interest/exchange rate curves in effect at December 31, 2023 and December 31, 2022.

ASC 820 also requires that the Company disclose estimated fair values for its financial instruments. No quoted market exists for the Company’s financial instruments. Therefore, fair value estimates are based on judgments, risk characteristics of various financial instruments and other factors. Changes in these assumptions could significantly affect the estimates.

The Company estimates the carrying amounts of cash approximated its fair values as of December 31, 2023 and December 31, 2022. Since there is no liquid secondary market for the Company’s financing receivables, the Company estimates the fair value of its secured loans and net investment in direct finance leases by comparing the average yield of the portfolio to recent issuances of similar loans and leases. As of December 31, 2022, the Company estimated the fair value of its financial liabilities based on the Company’s review of the terms of the Facility, and an indication of potential refinance terms, and recent transactions of loans from affiliate. As of December 31, 2023, the Company estimated the fair value of its financial liabilities based on the terms of its new senior secured credit facility, closed in January 2024 (see note 13), and recent transactions of loans from affiliate.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

9. Fair Value of Financial Instruments (continued)

The carrying amount and estimated fair values of the Company’s financial instruments at December 31, 2023 and December 31, 2022 were as follows:

	2023		2022
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial assets:
Cash and restricted cash	$13,860	$13,860	$12,710	$12,710
Net investment in direct finance leases	130,131	129,717	108,264	108,130
Secured loans, net	73,543	72,455	82,566	81,157

Total financing receivables, net of allowances	203,674	202,172	190,830	189,287
Financial liabilities:
Senior secured credit facility, net	$138,071	$137,254	$115,371	$115,371
Loans from Affiliate	14,734	14,764	16,342	16,482

10. Concentration of Credit Risk

Financing receivables subject the Company to credit risk. The Company monitors its portfolios by evaluating each of the customer’s financial condition and collateral. The Company’s maximum exposure to credit risk at December 31, 2023 and December 31, 2022, without considering the underlying collateral, is represented by the carrying value of the financing receivables in the consolidated balance sheets. The Company monitors its financing receivables for geographic concentrations.

The following table reflects such concentrations as of December 31, 2023 and December 31, 2022:

Geographic Concentration

2023
Texas	$51,616
Colorado	18,710
New York	18,097
Louisiana	12,212
Missouri	11,782
Pennsylvania	11,521
California	9,600
Massachusetts	7,232
Connecticut	7,118
Michigan	7,068
Tennessee	6,249
Kentucky	6,202
Florida	5,636
Other U.S. states / Canada	34,048

Total financing receivables, gross	$207,091

2022
Texas	$32,153
New York	23,935
Colorado	22,564
Louisiana	16,759
Kentucky	13,635
Missouri	13,301
Tennessee	8,032
Pennsylvania	6,883
British Columbia (Canada)	6,440
Florida	6,377
Washington	4,678
Wisconsin	4,520
Maine	4,318
Other U.S. states / Canada	32,131

Total financing receivables, gross	$195,726

The amount and type of collateral required depends on an assessment of the credit risk of the counterparty. Guidelines are implemented regarding the acceptability of types of collateral and valuation parameters. Typically, the Company obtains access to collateral either through direct ownership or by a first lien security interest.

NEF Holdings, LLC and Subsidiaries

Notes to the Consolidated Financial Statements (continued)

(In Thousands)

10. Concentration of Credit Risk (continued)

The Company also monitors its financing receivables for collateral concentrations. The following tables reflect such concentrations as of December 31, 2023 and December 31, 2022:

Collateral Concentrations

2023
Crane	$18,951
Barge rigs	17,943
Package sorting equipment	17,845
Truck	17,671
Tractor	16,005
Loader	11,325
Flight simulator	9,603
All other	97,748

Total financing receivables, gross	$207,091

2022
Tractors	$23,051
Barge rigs	18,283
Trucks	13,947
Loaders	13,732
Barges	13,224
Aircraft	12,671
Package sorting equipment	11,439
All other	89,379

Total financing receivables, gross	$195,726

At December 31, 2023 and December 31, 2022, the Company had financing receivables outstanding to one customer that approximated 9% of total financing receivables for each period.

11. Contingencies and Commitments

As of December 31, 2023, the Company had a U.S. and a Canadian revolver financing arrangement with a total outstanding balance of $3,419 and CAD 600, respectively, which are included in financing receivables, net in the consolidated balance sheets. As of December 31, 2022, the Company had a U.S. and a Canadian revolver financing arrangements with a total outstanding balance of $3,593 and CAD 637 respectively, which are included in financing receivables, net in the consolidated balance sheets. The Company’s maximum commitments under the U.S. and Canadian revolvers were $4,000 and CAD 1,500, respectively, for both years ending December 31, 2023 and December 31, 2022.

12. Members’ Capital

At December 31, 2023 and December 31, 2022, NEFCORP owns 100 Class A units and NEFPASS owns 100 Class B units, which represent the entire capital of the Company.

13. Subsequent Events

The Company has evaluated subsequent events through February 14, 2024, the issuing date of the consolidated financial statements.

In January 2024, the Company closed a three year $225,000 U.S. dollar and Canadian dollar credit facility which matures in January 2027.